EXHIBIT 1










                              ACQUISITION AGREEMENT


                                     between


                                QUALITY AIR, INC.

                                       and

                          REFRIGERATION TECHNOLOGY INC.











                             Dated February 24, 1997

                                TABLE OF CONTENTS


                                                                     PAGE
                                                                     ----

Recitals ........................................................... -1-

I.       Definitions................................................ -1-
         1.1   Certain Defined Terms................................ -1-

II.  Assets......................................................... -3-
         2.1   Assets............................................... -3-
         2.2   Excluded Assets...................................... -3-
         2.3   Exchange............................................. -4-

III. Assumption of Liabilities...................................... -4-
         3.1   Assumption of Liabilities............................ -4-

IV.  Exchange Consideration......................................... -4-
         4.1   Exchange Consideration............................... -4-
         4.2   RTI Shares Delivered at the Closing.................. -4-
         4.3   Earn-Out Shares...................................... -4-
         4.4   Allocation of the Exchange Consideration............. -5-
         4.5   Sales and Transfer Taxes............................. -5-
         4.6   Distributions to Principals.......................... -5-

V.   Representations and Warranties of QAI and the Principals....... -5-
         5.1   Corporate Matters.................................... -5-
         5.2   Qualification........................................ -5-
         5.3   Authorization........................................ -5-
         5.4   Effect of Agreement, Etc............................. -6-
         5.5   Consents............................................. -6-
         5.6   Balance Sheet........................................ -6-
         5.7   Subsidiaries......................................... -6-
         5.8   Absence of Certain Changes or Events................. -6-
         5.9   Assets............................................... -7-
         5.10  Compliance........................................... -7-
         5.11  Leases............................................... -8-
         5.12  Insurance............................................ -8-
         5.13  Taxes................................................ -9-
         5.14  Employee Plans....................................... -9-
         5.15  Agreements, Plans, Arrangements, Etc................. -9-
         5.16  Litigation...........................................-10-
         5.17  No Violation of Environmental, Health or Safety Laws.-10-
         5.18  No Violation of Other Laws...........................-10-
         5.19  Intellectual Property................................-10-
         5.20  Permits, Licenses, Etc...............................-11-
         5.21  Interest in Competitors, Etc.........................-11-
         5.22  Customers............................................-11-
         5.23  Books and Records....................................-11-
         5.24  Labor Relations......................................-11-
         5.25  Employees............................................-11-
         5.26  Warranties and Returns...............................-12-

         5.27  Manufacturing by the Affiliate.......................-12-
         5.28  Investment Representations...........................-12-
         5.29  Disposition of Shares................................-12-
         5.31  Organization and Authority of the Affiliate..........-13-
         5.33  Effect of this Agreement on the Affiliate............-13-
         5.34  Authorization by the Affiliate and its Shareholders..-13-
         5.35  Consents required by the Affiliate...................-13-
         5.36  Balance Sheet of the Affiliate.......................-13-
         5.37  Assets of the Affiliate..............................-14-
         5.38  Other Information....................................-14-

VI.  Representations and Warranties of RefTech......................-14-
         6.1   Corporate Matters....................................-14-
         6.2   Information..........................................-15-
         6.3   Authorization........................................-15-
         6.4   Effect of Agreement, Etc.............................-15-
         6.5   Government Consents..................................-15-
         6.6   Litigation...........................................-15-

VII. Closing........................................................-15-
         7.1   The Closing..........................................-15-
         7.2   Deliveries by QAI....................................-15-
         7.3   Deliveries by RefTech................................-16-

VIII.Conditions to the Closing......................................-16-
         8.1   Conditions to QAI's Obligation to Close..............-16-
         8.2   Conditions to RefTech's Obligation to Close..........-17-
         8.3   Title Defects........................................-17-

IX.  Conduct of the Parties.........................................-17-
         9.1   Affirmative Pre-Closing Obligations of QAI and the
               Principals ..........................................-17-
         9.2   Negative Covenants Pre-Closing.......................-18-
         9.3   Post Closing Management of RefTech...................-19-

X.   Indemnification................................................-19-
         10.1  By QAI and the Principals............................-19-
         10.2  By RefTech...........................................-19-
         10.3  Notices, Defense, Etc................................-19-
         10.4  Recourse Against QAI and the Principals..............-20-

XI.  Termination....................................................-20-
         11.1  Termination..........................................-20-

XII. Miscellaneous..................................................-20-
         12.1   Further Assurances..................................-20-
         12.2   Finders' Fees.......................................-20-
         12.3   Expenses............................................-20-
         12.4   Survival of Representations and Warranties..........-20-
         12.5   Arbitration.........................................-20-
         12.6   Specific Performance................................-21-
         12.7   Notices.............................................-21-
         12.8   Entire Agreement....................................-21-
         12.9   Binding Effect; Benefits............................-21-

         12.10  Amendments and Waivers..............................-21-
         12.11  Assignment..........................................-21-
         12.12  Section and Other Headings..........................-22-
         12.13  Execution in Counterparts...........................-22-
         12.14  Separability........................................-22-
         12.15  Governing Law.......................................-22-
         12.16  Attorneys' Fees.....................................-22-
         12.17  Public Information..................................-22-

                                    EXHIBITS



Exhibit 2.1       January 31, 1997 Balance Sheet of QAI

Exhibit 4.2       Escrow Agreement

Exhibit 5.1A      QAI Certificate of Incorporation

Exhibit 5.1B      QAI By-Laws

Exhibit 5.11.2    Mexican Factory Lease

Exhibit 5.11.3    Texas Warehouse Lease

Exhibit 5.31      Articles of the Affiliate

Exhibit 5.36      January 31, 1997 Balance Sheet of the Affiliate

Exhibit 8.2A      Rick E. Bacchus Employment Agreement

Exhibit 8.2B      Rockney D. Bacchus Employment Agreement

Exhibit 8.2C      Ron Bacchus Employment Agreement

Exhibit 8.2D      Industrias QAI, S.A. de C.V. Acquisition Agreement

                                    SCHEDULES



Schedule 2.2               Excluded assets

Schedule 3.1.A             Assumed commitments

Schedule 3.1.B             Other assumed liabilities

Schedule 4.4               Allocation of purchase price

Schedule 5.2               State qualifications

Schedule 5.6               Creditors

Schedule 5.8               Post-Balance Sheet changes

Schedule 5.9.1             Exceptions to title; liens

Schedule 5.9.3             Accounts receivable

Schedule 5.11.4            Leased and other equipment and vehicles

Schedule 5.12              Insurance

Schedule 5.13              Taxes

Schedule 5.15              Material agreements

Schedule 5.16              Litigation

Schedule 5.19              Intellectual property

Schedule 5.20              Permits, licenses, etc.

Schedule 5.21              Interest in competitors, etc.

Schedule 5.25              Employees

Schedule 5.26              Warranties and returns

Schedule 5.30              Affiliate's stockholders

Schedule 12.2              Finders

                              ACQUISITION AGREEMENT


         AGREEMENT, dated February 24, 1997, by and among REFRIGERATION TECHNOLOGY INC., a Delaware corporation ("RefTech"), and QUALITY AIR, INC., a New Mexico corporation ("QAI"), and MARGIE J. BACCHUS, PHILIS BACCHUS, RICK E. BACCHUS, ROCKNEY D. BACCHUS, RON BACCHUS and OPAL SIMMONS (each a "Principal" and, collectively, the "Principals").

                                    Recitals
                                    --------

               A. QAI, with its affiliated company, Industrias QAI, S.A. de C.V. (the "Affiliate" and, together with QAI, the "Company") is engaged in the business of manufacturing, marketing and selling high efficiency, residential coolers and central air conditioners (the "Business").

               B. The Principals own in excess of 90% of all of the issued and outstanding capital stock of QAI and control QAI.

               C. RefTech is a wholly owned subsidiary of RTI Inc., a New York corporation ("RTI").

               D. The Company desires to transfer substantially all of its assets to RefTech in exchange for shares of common stock, par value $.08 per share, of RTI (the "Common Stock"), and the assumption by RefTech of certain of the Company's liabilities, upon the terms and conditions herein set forth.

               E. Simultaneously with, or within 60 days after, the exchange referred to in Recital D, either (i) the owners of the Affiliate are transferring all of the capital stock of the Affiliate to RefTech and RTI, or (ii) the Affiliate is transferring the business and substantially all of the Affiliate's assets to RefTech.

               F. Upon consummation of the exchange referred to in Recital D, QAI intends to distribute the Common Stock which it receives to the Principals as a distribution in liquidation of QAI.

         NOW, THEREFORE, in consideration of the premises and in reliance upon the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows:

         I.    DEFINITIONS
               -----------

               1.1 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular or plural shall have the same meanings when used in the plural or singular, respectively):

         "AFFILIATE" shall have the meaning defined in Recital A.

         "AFFILIATE DOCUMENTS" shall mean the Stock Purchase Agreement among the stockholders of the Affiliate, RefTech and RTI, which provides for the sale of all of the capital stock of the Affiliate to RefTech and RTI, including all exhibits and schedules annexed thereto, as the same may be amended and supplemented through the closing thereunder.

         "AGREEMENT" shall mean this agreement and all Exhibits and Schedules annexed or to be annexed hereto, as same may be amended from time to time.

         "ASSUMED LIABILITIES" shall mean the liabilities referred to in Section
3.1 which are being assumed by RefTech at the Closing.

         "ASSETS" shall have the meaning defined in Section 2.1.

         "BALANCE SHEET" shall have the meaning defined in Section 2.1.

         "BALANCE SHEET DATE" shall have the meaning defined in Section 2.1.

         "BUSINESS" shall have the meaning defined in Recital A.

         "CLOSING" shall have the meaning defined in Section 7.1

         "CLOSING DATE" shall have the meaning defined in Section 7.1.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMMITMENTS" shall have the meaning defined in Section 5.15.2.

         "COMMON STOCK" shall have the meaning defined in Recital D.

         "COMPANY" shall have the meaning defined in Recital A.

         "EARN-OUT PERIOD" shall have the meaning defined in Section 4.3.

         "EARN-OUT SHARES" shall mean the shares of Common Stock which are required to be delivered pursuant to Section 4.2.

         "ESCROW AGENT" shall mean the escrow agent appointed pursuant to the Escrow Agreement.

         "ESCROW AGREEMENT" shall mean the escrow agreement attached as Exhibit 4.2.

         "EXCHANGE" shall have the meaning defined in Section 2.3.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         "EXCHANGE CONSIDERATION" shall have the meaning defined in Section 4.1.

         "EXCLUDED ASSETS" shall have the meaning defined in Section 2.2.

         "INTELLECTUAL PROPERTY" shall mean all patents and all applications therefor, trademarks and all applications therefor, trade names, trade styles, copyrights and all applications therefor, inventions, proprietary technology, trade secrets and all other intellectual property and property rights.

         "LAW" shall mean with respect to QAI all United States, state and local laws, statutes, rules, ordinances and regulations and, with respect to the
Affiliate, all Mexican Federal, state and local laws, statutes, rules, ordinances and regulations.

         "LIENS" shall mean any charge, lien, mortgage, pledge, security interest or other encumbrance of any nature whatsoever upon, of or in property or other assets of a person or entity, whether absolute or conditional, voluntary or involuntary, and whether created pursuant to agreement, arising by force of statute, by judicial proceedings or otherwise.

         "MEXICAN FACTORY" shall mean the premises leased and occupied by the Affiliate, located at Carretera Juarez- Casas Grandes Km 1.1 in Cuidad Juarez, Chihuahua, Mexico.

         "MEXICAN FINANCIAL STATEMENT" shall have the meaning defined in Section 5.36.

         "PRINCIPALS" shall have the meaning defined in the heading of this Agreement.

         "QAI" shall have the meaning defined in the heading of this Agreement.

         "REFTECH" shall have the meaning defined in the heading of this Agreement.

         "RTI" shall have the meaning defined in Recital C.

         "RTI SHARES" shall mean the shares of Common Stock which are being delivered as part of the Exchange.

         "SECURITIES  ACT" shall mean the  Securities Act of 1933, and the rules
and   regulations  of  the  Securities  and  Exchange   Commission   promulgated
thereunder.

         "TEXAS WAREHOUSE" shall mean the premises located at 8909 Kingsway, Westway, Texas.

         "U.S. FACTORY" shall mean the premises leased and occupied by QAI, located at 301 Antone Street, Sunland Park, New Mexico.

         II.   ASSETS
               ------

               2.1 ASSETS. At the Closing, QAI shall assign, convey, transfer and deliver to RefTech, free and clear of all Liens (except the liens securing the indebtedness referred to in Section 3.1(i) and Section 3.1(ii)), all of the assets, properties and rights, including contractual rights, of QAI of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of QAI, as the same shall exist on the Closing (collectively, the "Assets"), excepting only the Excluded Assets, and including, without limitation, all those assets, properties and rights reflected on the balance sheet of QAI, as at January 31, 1997 (the "Balance Sheet Date"), a copy of which is annexed as Exhibit 2.1 (the "Balance Sheet"), subject to such changes in the Assets through the Closing which occur in the ordinary course of the Business without violation of the provisions of this Agreement. Without limiting the generality of the foregoing, the Assets include inventory (work in process, finished goods, parts and raw materials), accounts receivable, furniture and fixtures, vehicles, machinery and equipment, customer orders, lists and files, contractual rights (including any rights to defenses, set-offs and counterclaims against third parties which QAI may have with respect to any of the Assets or Assumed Liabilities), books and records, rights in and to the name "Quality Air" (and any variants thereof) and all other trade or product names used by QAI, Intellectual Property, franchises, licenses, permits and authorizations, catalogs and merchandise sheets, and all other assets, properties and rights of every kind and nature used by QAI in the conduct of the Business, and all other assets, properties and rights of every kind and nature owned or held by QAI, or in which QAI has an interest; and the good will associated with each of the foregoing. To the extent that, at the Closing, any portion of the Assets is temporarily located in Mexico, then and in such event, and irrespective of the first sentence of this Section, such assets shall not be assigned, conveyed, transferred and delivered to RefTech at the Closing but shall be assigned, conveyed, transferred and delivered to RefTech, free and clear of all Liens (except the liens securing the indebtedness referred to in Section 3.1(i) and Section 3.1(ii)), promptly upon the export of such assets from Mexico and the jurisdiction of Mexican Customs into the United States.

               2.2 EXCLUDED ASSETS. There shall be excluded from the Assets, the corporate seals, minute books and capital stock records of QAI and all other items listed on Schedule 2.2 (collectively, the "Excluded Assets").

               2.3 EXCHANGE. In consideration of the assignment, conveyance, transfer and delivery of the Assets by QAI to RefTech at the Closing, and in exchange therefor, RefTech shall deliver to QAI the Exchange Consideration described in Section 4.1 (the "Exchange") and shall assume the Assumed Liabilities. Each of the parties intends that the Exchange constitute and qualify as a tax-free reorganization pursuant to the provisions of Section 368(A)(i)(c) of the Code. No consideration of any kind, other than the Exchange Consideration, shall be paid or transferred by RefTech to QAI, or to the Principals, in connection with the Exchange.

         III.  ASSUMPTION OF LIABILITIES
               -------------------------

               3.1 ASSUMPTION OF LIABILITIES. RefTech shall not assume, and shall not become liable or responsible for, any liabilities, obligations or commitments of QAI, all of which shall remain the responsibility of QAI, except that RefTech at the Closing shall assume (i) QAI's indebtedness to RTI, in the principal sum of $ 670,000, and all accrued interest thereon, as evidenced by QAI's promissory note, dated December 2, 1996, (ii) QAI's indebtedness to Theo
W. Muller and his affiliates, which was in the principal sum of $ 830,000 as of the close of business on February 14, 1997, and all accrued interest thereon,
(iii) the purchase commitments of QAI listed on Schedule 3.1.A, all of which were incurred in the ordinary course of QAI's business and are necessary for the Business, and (iv) other liabilities in an aggregate amount, not to exceed $75,000, incurred by QAI in the ordinary course of business, which shall be scheduled at the Closing, and annexed to this Agreement as Schedule 3.1.B.

         IV.   EXCHANGE CONSIDERATION
               ----------------------

               4.1 EXCHANGE CONSIDERATION. "Exchange Consideration" means (i) 235,000 shares of Common Stock to be delivered to QAI at the Closing, plus (ii) the Assumed Liabilities, plus (iii) any of the 225,000 additional shares of Common Stock constituting the Earn-Out Shares which may be required to be delivered by RefTech based on the earnings of RTI, as provided in Section 4.2. The Common Stock is publicly traded, and the market price therefor may increase or decrease between the date of this Agreement and the Closing; notwithstanding any such increase or decrease in the market price of the Common Stock, the number of shares of Common Stock constituting the RTI Shares shall not be increased or decreased. The RTI Shares, when issued, shall be fully paid and non-assessable shares of Common Stock. None of the RTI Shares have been or shall be registered under the Securities Act, and the certificates therefor shall contain a legend restricting their transfer, substantially as follows:

               "The securities represented by this certificate have not been registered or qualified under the Securities Act of 1933, or the securities law of any state, and may be offered and sold only if registered and qualified pursuant to the relevant provisions of the Federal and applicable State securities laws, or if RTI Inc. is provided with an opinion of counsel, which counsel and opinion shall be satisfactory to RTI Inc., that registration and qualification under the Federal and applicable State securities laws is not required."

               4.2 RTI SHARES DELIVERED AT THE CLOSING. Certificates evidencing 235,000 shares of Common Stock, registered in the name of QAI, shall be delivered at the Closing as follows: (i) a certificate for 185,000 shares of Common Stock shall be delivered to QAI, and (ii) a certificate for the remaining 50,000 shares of Common Stock (with a stock power duly executed by QAI) shall be delivered to the escrow agent, identified in and pursuant to the terms of an Escrow Agreement to be entered into at the Closing, in the form annexed as
Exhibit 4.2.

               4.3 EARN-OUT SHARES. The Exchange Consideration shall be increased by (i) 100,000 Earn-Out Shares, if and when the pre-tax earnings of RTI for any fiscal year through RTI's fiscal year ending December 31, 2001 (the "Earn-Out Period") exceed $800,000, and (ii) an additional 125,000 Earn-Out Shares, if and when the pre-tax earnings of RTI for any subsequent fiscal year during the Earn-Out Period exceed $1,200,000. For the purposes hereof, pre-tax earnings (i) shall be exclusive of any items of revenue or expense relating to RTI's Rockaway, New Jersey property, and (ii) shall be determined from RTI's audited annual consolidated financial statements prepared in accordance with generally accepted accounting principles, promptly after the release of such audited financial statements, by RTI's then regularly engaged independent accountants, whose determination (a) shall be evidenced by a certificate of such accountants delivered to RefTech, RTI and the Principals, and (b) shall be final and binding on all parties. Certificates evidencing any Earn-Out Shares to be delivered shall be delivered by RefTech within thirty days after RefTech's receipt of the accountants' determination that Earn-Out Shares have been earned. Such certificates shall be delivered to the Escrow Agent, unless the Escrow Agreement has been terminated.

               4.4 ALLOCATION OF THE EXCHANGE CONSIDERATION. RefTech and QAI agree that the Exchange Consideration shall be allocated as set forth on
SCHEDULE 4.4. Reftech and QAI further agree that each of them shall (i) execute such elections and/or agreements as may be required pursuant to the applicable provisions of the Code, and the applicable regulations thereunder, and any other statute or regulation which may require the same, and (ii) prepare and file their respective tax returns in a manner consistent with Schedule 4.4.

               4.5 SALES AND TRANSFER TAXES. Any and all sales and use or transfer taxes, or the like, arising out of the Exchange shall be borne by, and be paid by, RefTech.

               4.6 DISTRIBUTIONS TO PRINCIPALS. Following the Closing, in complete liquidation of QAI, QAI shall distribute to the Principals the RTI Shares (including all rights to the RTI Shares held by the Escrow Agent and all rights to the Earn-Out Shares) in exchange for the surrender and cancellation of all QAI capital stock; and, in connection therewith and in accordance with the provisions of Section 368(A)(i)(g) of the Code, QAI (i) shall distribute all of its remaining assets and provide for the payment of any remaining liabilities as required by law, and (ii) shall thereupon dissolve. Upon effecting the dissolution of QAI, the Principals shall deliver a notice, signed by each of them, to RefTech and to the Escrow Agent (if the Escrow Agreement is then still in effect), instructing RefTech and the Escrow Agent as to how any RTI Shares which may thereafter be distributed are to be allocated as among the Principals.

         V.    REPRESENTATIONS AND WARRANTIES OF QAI AND THE PRINCIPALS
               --------------------------------------------------------

               QAI and the Principals, jointly and severally, make the following representations and warranties to Reftech, in order to induce RefTech to enter into and perform this Agreement:

               5.1 CORPORATE MATTERS. QAI is a corporation duly and validly organized and validly existing in good standing under the laws of the State of New Mexico and has all requisite corporate power, authority, licenses, permits and franchises to own or lease and operate its properties and carry on its business as currently being conducted. QAI has heretofore furnished RefTech with a copy of its Certificate of Incorporation as amended to date, certified by the Secretary of State of the State of New Mexico, a copy of which is annexed as
Exhibit 5.1.A and its By-Laws, as amended to date, certified by the Secretary of QAI, a copy of which is annexed as Exhibit 5.1.B, and QAI is not in violation of any of the provisions thereof. All of the issued and outstanding shares of capital stock of QAI are owned by one or more of the Principals, and there is no agreement or understanding with any third party to issue or transfer any QAI capital stock.

               5.2 QUALIFICATION. The Company does business in the States listed on Schedule 5.2. Except as set forth on Schedule 5.2, the Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of the business transacted by it, or the character of its properties owned or leased by it, makes such qualification or licensing necessary.

               5.3 AUTHORIZATION. The Company has the unqualified right and full power and authority (when authorized by requisite corporate actions) to sell, transfer, assign, convey and liquidate all of its assets and properties, without the consent of any person. The Board of Directors of QAI has duly adopted resolutions  (i)  authorizing  the  execution  of this  Agreement by QAI and the consummation by QAI of the transactions contemplated herein, and (ii) recommending such transactions to the shareholders of QAI and directing the submission thereof to a vote of such shareholders; thereafter, (i) notice thereof was given to each shareholder of record of QAI, (ii) such transactions were duly authorized by the shareholders of QAI, and (iii) neither at nor prior to the time of such due authorization did any shareholder of QAI file with QAI a written objection to the proposed corporate action. In addition to the foregoing, QAI has taken all other necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Each of the Principals is legally competent to enter into this Agreement. This Agreement has been duly and validly executed and delivered by QAI and each of the Principals, and constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws currently or hereafter in effect affecting the enforcement of creditors rights generally.

               5.4 EFFECT OF AGREEMENT, ETC. The execution, delivery and performance of this Agreement by QAI and the Principals, and the consummation of the transactions contemplated hereby shall not, with or without the giving of notice or the lapse of time, or both (i) violate any provision of Law, (ii) violate any judgment, order, writ or decree of any court applicable to the Company or any of the Principals, or (iii) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company pursuant to any corporate charter or by-law, or any commitment, contract or other agreement or instrument to which the Company or any of the Principals is a party or by which any of the Company's assets or properties is or may be bound.

               5.5 CONSENTS. No consent, authorization or approval of, or exemption by, any governmental or public body or authority, nor any consent of any third party, is required to be obtained by the Company in connection with the execution, delivery and performance by QAI and the Principals of this Agreement, or any of the instruments or agreements herein referred to or the taking of any action herein contemplated.

               5.6 BALANCE SHEET. The Balance Sheet makes full and adequate provision for all obligations and liabilities (fixed and contingent) of QAI, as of the Balance Sheet Date, and QAI had, as of the Balance Sheet Date, no obligations, liabilities or commitments (fixed or contingent) required to be reserved against on the Balance Sheet or to be disclosed in any notes thereto, in accordance with generally accepted accounting principles, which are not so reserved against or disclosed, except for any such obligations or liabilities which are not material to the financial condition of QAI, the Business, the Assets or the Assumed Liabilities. The list of QAI's creditors and the amounts owed to each, as of the Balance Sheet Date, are as set forth on Schedule 5.6, and since the Balance Sheet Date, except as set forth on Schedule 5.6, QAI has had no additional creditors and the amounts set forth on Schedule 5.6 have not materially increased.

               5.7 SUBSIDIARIES. QAI owns no capital stock or other equity participation in any entity, either directly or indirectly, and is not a partner in, nor a member of, any other entity.

               5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, and except as set forth on Schedule 5.8, the Company has not (i) incurred any obligation or liability (fixed or contingent) except (A) trade or business obligations incurred in the ordinary course of business consistent with normal and usual past practices, none of which are materially adverse to the financial condition of the Company or the continuity of the Business, or (B) under this Agreement, (ii) subjected any of its assets to a Lien, (iii) sold, transferred or leased any of its assets, except in the ordinary course of the Business, (iv) entered into any transaction other than in the ordinary course of the Business,
(v) canceled or compromised any claim or debt, (vi) waived or released any rights of any material value, (vii) transferred or granted any rights under any lease, license, agreement, patent, invention, proprietary right, trademark, trade name, copyright, or with respect to know-how, (viii) declared any dividend, made any distribution to its shareholders or purchased or redeemed any of its capital stock, (ix) created or assumed any obligation for borrowed money, or (x) suffered any change in its financial condition, results of operations, properties, operations or business which, individually or in the aggregate, has had or reasonably may be expected to have a material adverse effect on its assets, the financial condition of the Company, the continuity of the Business or the prospects of the Business.

         5.9   ASSETS.
               ------

                    5.9.1 OWNERSHIP AND LIENS. The Company has the ownership in fee and good and marketable title to the Assets which are reflected in the Balance Sheet (except to the extent that, subsequent to the Balance Sheet Date, such Assets have been sold or otherwise disposed of in the ordinary course of the Business) and all other Assets acquired by the Company since the Balance Sheet Date, free and clear of all Liens, other than (i) the Liens relating to the indebtedness referred to in Section 3.1(i) and Section 3.1(ii), (ii) Liens for taxes not yet due and payable, and (iii) Liens for taxes being contested in good faith by appropriate proceedings, details with respect to which are set forth on Schedule 5.9.1.

                    5.9.2 MACHINERY AND IMPROVEMENTS. The machinery and equipment included in the Assets is in good operating condition, and such machinery and equipment, as well as all of the Company's inventory, is located at (i) the U.S. Factory, (ii) the Mexican Factory, or (iii) month-to month leased premises located in Anthony,

New Mexico (which will terminate February 28, 1997), or (iv) the Texas Warehouse. The fixed assets of the Company, including those referred to in the Balance Sheet, are all located on or at the U.S. Factory or the Mexican Factory, which are leased by the Company. The U.S. Factory and Mexican Factory improvements (including the roof and roof membrane, exterior and structural walls, foundations, floor slabs, and other load-bearing components) as well as all heating, ventilation and air conditioning systems, plumbing, electrical, wiring, life safety, and other equipment, appurtenances and systems are in operable condition and repair, which means that there are no material defects or state of disrepair that have a material adverse effect on the operations of the Business. The leases and other agreements or instruments under which the Company holds, leases or is entitled to the use of any real or personal property are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid or payment has been duly waived or forgiven. No default or event of default exists (which has not been waived) and no event which with notice or lapse of time, or both, would constitute a default, has occurred and is continuing under the terms or provisions, express or implied, of any of such leases, agreements or other instruments or under the terms or provisions of any agreement to which any of such properties are subject.

                    5.9.3  RECEIVABLES  AND  INVENTORY.  Except  as set forth on
Schedule 5.9.3, all accounts receivable, whether included on the Balance Sheet or arising after the Balance Sheet Date, are collectable in the amounts thereof, net of any allowance for doubtful accounts specified in the Balance Sheet; and there are no defenses, offsets or counterclaims threatened or pending with respect to any of the accounts receivable. The inventory of QAI included on the Balance Sheet, or purchased after the Balance Sheet Date, and on hand at the Closing is and shall be of a quality, quantity and mix consistent with QAI's past business practices, and is usable and saleable at a price at least equal to its book value in the ordinary course of QAI's business within six months after the Closing.

               5.10 COMPLIANCE.  The Assets,  and the operation of the Business, are in conformance in all material respects with all Federal, state and local environmental protection, labor, safety and other Laws, orders and requirements, including without limitation the regulations and requirements of the Federal Occupational Safety and Health Act of 1970. The Company has not received notice of violation of any applicable Law, order or requirement relating to its Assets or operations. The Company has obtained all permits, certificates, licenses, authorizations, consents, instructions, registrations, directions or approvals, issued or required by any applicable governmental authorities pursuant to any applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state, foreign or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials with respect to the operations of the Company in connection with the Business, and all such environmental approvals are current, valid and in good standing in all respects, and there are no proceedings commenced or, to the knowledge of the Company or the Principals, threatened to revoke or amend any such environmental approvals. All operations of the Business have been and are now in compliance with all applicable environmental Laws. There has not been any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any hazardous materials which is now present in, on or under the U.S. Factory or the Mexican Factory (including underlying soils and substrata, surface water and groundwater) at levels which exceed any action levels or remediation standards under any applicable environmental Laws or standards published or administered by any applicable
governmental   authorities   responsible  for   establishing  or  applying  such
standards.

         5.11  LEASES.
               ------

                    5.11.1 U.S. FACTORY. The lease for the U.S. Factory is in full force and effect, and can be terminated by QAI at the Closing with no penalty or obligation being imposed on RefTech. The owner of the U.S. Factory is a company affiliated with the Principals, and such owner has agreed to the re-lease of the U.S. Factory to RefTech at the Closing in accordance with
Section 7.2(vi) of this Agreement. The Company has not received any notice of violation of any applicable Law or of any requirement relating to its use or occupancy of the U.S. Factory or the operations conducted thereat.

                    5.11.2 MEXICAN FACTORY. The lease for the Mexican Factory (a complete copy of which has been delivered to RefTech and is annexed to this Agreement as Exhibit 5.11.2) (i) is in full force and effect, (ii) no event of default, or event which with or without the giving of notice or the lapse of time, or both, will constitute an event of default, has occurred and is continuing under such lease, and (iii) the transactions contemplated by this Agreement will not cause or give rise to a default under such lease. The Company has not received any notice of violation of any applicable Law or of any requirement relating to its use or occupancy of the Mexican Factory or the operations conducted thereat.

                    5.11.3 TEXAS WAREHOUSE. The lease for the Texas Warehouse (a complete copy of which has been delivered to RefTech and is annexed to this Agreement as Exhibit 5.11.3) (i) is in full force and effect, (ii) no event of default, or event which with or without the giving of notice or the lapse of time, or both, will constitute an event of default, has occurred and is continuing under such lease, (iii) such lease can be assigned to RefTech at the Closing, if RefTech so desires, without any consideration to the landlord thereof, and (iv) the transactions contemplated by this Agreement will not cause or give rise to a default under such lease. The Company has not received any notice of violation of any applicable Law or of any requirement relating to its use or occupancy of the Texas Warehouse.

                    5.11.4 EQUIPMENT AND VEHICLES. The equipment and vehicles owned, operated, or leased by the Company are in good condition and repair (ordinary wear and tear which are not such as to affect adversely the operation of the Business excepted) and suitable for the uses for which intended. Schedule
5.11.4 contains a complete and correct listing, by location, of all (i) leased equipment and vehicles, indicating each lessor thereof, (ii) other equipment and vehicles which are used by the Company but which are not owned by the Company, and (iii) equipment, vehicles and other items owned by the Company (having a value in excess of $5,000) which are necessary or in use in the operations of the Company. The leases with respect to any of the leased equipment and vehicles which will not be sold to RefTech at the Closing can be assigned to RefTech at the Closing if RefTech so desires, without any consideration to the lessors thereof. Except as set forth on Schedule 5.11.4, all of the Company's equipment and vehicles are in conformity with all foreign, Federal, state and local environmental protection, labor, safety and other applicable laws, ordinances, regulations, orders, and other requirements relating thereto currently in effect or currently scheduled to come into effect.

               5.12 INSURANCE. Schedule 5.12 sets forth a description of all insurance policies carried by the Company and the coverages thereunder. The Company has carried since its inception, and continues to carry (i) workers compensation insurance for all employees to the full extent as required by Law, and (ii) reasonable amounts of public liability insurance. There are no outstanding requirements or recommendations by any insurance company, agent or broker, or by any Board of Fire Underwriters, or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to the Company's properties or Assets, or requiring or recommending that any equipment or facilities be installed on or in connection with such properties or Assets.

               5.13 TAXES. Each of QAI and the Affiliate has (i) properly prepared and filed all federal, state, local and foreign tax returns which are required to have been filed by it, and (ii) paid all taxes indicated on such returns, except taxes being contested in good faith and by appropriate proceedings, and for which QAI has set up reserves on the Balance Sheet and the Affiliate has set up reserves on the Mexican Financial Statement; and no claims have been assessed and remain unpaid with respect to such taxes.

               5.14  EMPLOYEE  PLANS.  QAI has  never had an  "Employee  Pension
Benefits Plan", as defined in Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA"), and has never been a party to or incurred any liability (actual or contingent) under a "Multi-Employer Plan", as defined in the Multi-Employer Pension Plan Amendments Act of 1980. The Affiliate (i) is registered with the Mexican Institute of Social Security and with the Workers Housing Fund Institute and is current with all dues, assessments and other payments required to be made by it, and (ii) has made all contributions for retirement insurance on behalf of its employees as required by Mexican Law.

               5.15 AGREEMENTS, PLANS, ARRANGEMENTS, ETC.
                    ------------------------------------

               5.15.1 Except as set forth in SCHEDULE 5.15, or on any other Schedule hereto, neither QAI nor the Affiliate is a party to, nor are QAI or the Affiliate or any of their respective properties or assets bound or affected by, any (i) lease agreement (whether as lessor or lessee) relating to real or personal property; (ii) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, patents or copyrights (or applications therefor), unpatented designs or styles, know-how or technical assistance; (iii) employment agreement not terminable without liability to the employer upon notice to the employee of not more than 30 days, or employment agreement providing compensation of more than $25,000 per year (including all salary, bonuses and commissions) to any employee; (iv) agreement for the purchase or sale of goods, materials, supplies, machinery or capital assets in excess of $10,000 in any one case; (v) agreement with any labor union;
(vi) policy of insurance (including surety bonds) in force with respect to such corporation or any of its properties, assets, executive officers, agents or employees; (vii) agreement with any distributor, dealer, sales agent or representative; (viii) agreement with any manufacturer or supplier with respect to discounts or allowances not generally made by such manufacturer or supplier in the ordinary course of its business; (ix) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another; (x) agreement for the borrowing or lending of money; (xi) agreement with any bank, finance company or similar organization which acquires from such corporation consumer paper or contracts for the sale of merchandise on credit;
(xii) agreement granting any person a lien, security interest or mortgage on any property or asset of such corporation, including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory; (xiii) agreement for the construction or modification of any building or structure or for the incurrence of any other capital expenditures; (xiv) bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase, hospitalization, insurance or other plan, arrangement or practice providing employee or executive benefits; (xv) advertising agreement with any newspaper, magazine or radio or television station; (xvi) agreement which restricts it from doing business anywhere in the world; (xvii) agreement, statute or regulation giving any party the right to renegotiate or require a reduction in prices or the repayment of any amount previously paid; (xviii) agreement with any consultant; or (xix) other agreement affecting such corporation or its assets or business, except written contracts for the purchase or sale of goods made in the usual and ordinary course of business terminable without liability to such corporation upon notice to the other party thereto of not more than 30 days and not otherwise referred to above.

               5.15.2 Correct and complete copies of all of the agreements, plans, policies and arrangements referred to in Section 5.15.1 ,and such other instruments as are material to QAI or the Affiliate (or, where they are oral, true and complete written summaries thereof)(collectively referred to herein as the "Commitments"), have been delivered to the RefTech. Each of the Commitments is now valid, in full force and effect and enforceable in accordance with its terms, and QAI and the Affiliate each have fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Commitments. There has not occurred any default by QAI or the Affiliate, or any event which with or without the giving of notice or the lapse of time, or both, will become a default, nor to the knowledge of QAI or the Principals has there occurred any default by others, except defaults, if any, which will not result in any material loss to or liability of the Company. Neither the Company, nor, to the knowledge of QAI or the Principals, any other party, is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of the Commitments and no waiver or indulgence has been granted by any of the parties thereto. There are no existing laws, regulations or decrees nor, to the knowledge of the Company or the Principals, any proposed laws, regulations or decrees which adversely affect or might adversely affect the rights of the Company under any of the Commitments by reason of the present ownership by the Company of its assets and properties or by reason of the proposed transfer of ownership of such assets and properties as contemplated by this Agreement. Each of the Commitments is assignable by the Company to RefTech without the consent of the other parties thereto or, with respect to any of the Commitments which may not be so assigned without such consent, the Company has obtained all such consents to such assignment.

               5.16 LITIGATION. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any Federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any private arbitration tribunal, or, to the knowledge of QAI or the Principals, relating to or affecting QAI or the Affiliate or any of their respective assets, properties or businesses, or the transactions contemplated by this

Agreement; nor to the knowledge of QAI or the Principals is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry which may have any adverse effect upon the assets or properties of the Company, or upon the Business, or upon the transactions contemplated by this Agreement. Neither QAI nor the Affiliate, nor any officer, director or employee of either of them, has been permanently or temporarily enjoined by order, judgment or decree of any court or other tribunal or any agency from engaging in or continuing any conduct or practice in connection with the businesses engaged in the Company. There is not in existence any order, judgment or decree of any court or other tribunal or any agency enjoining or requiring QAI or the Affiliate to take any action of any kind or to which QAI or the Affiliate or their respective businesses, properties or assets are subject or bound. Neither QAI nor the Affiliate is in default under any order, license, regulation or demand of any federal, state or municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Schedule 5.16 summarizes each suit, action, investigation or proceeding pending at any time against QAI or the Affiliate.

               5.17 NO VIOLATION OF ENVIRONMENTAL, HEALTH OR SAFETY LAWS. Neither QAI nor the Affiliate has received any notice, or petition or similar document, in connection with or arising out of any violation or possible violation of any environmental, health or safety Law, and neither QAI nor the Principals knows of any condition or facts which would constitute any such violation.

               5.18 NO VIOLATION OF OTHER LAWS. Neither QAI nor the Affiliate is in violation of any Law or order which would have an adverse effect on the Company or which would affect RefTech after the Closing.

               5.19 INTELLECTUAL PROPERTY. SCHEDULE 5.19 sets forth a correct and complete list of all Intellectual Property, now or heretofore used or which is presently contemplated will be used in the conduct of the Business, including all Intellectual Property which may be the property of Rockney D. Bacchus. Except as disclosed in such Schedule, (i) QAI and the Affiliate own or possess adequate perpetual licenses or other valid perpetual rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all Intellectual Property, know-how and other proprietary information necessary to or used in the conduct of the Business as presently being conducted, all of which may be fully and validly transferred to RefTech at the Closing without the payment of any additional consideration by RefTech; (ii) the validity of the Intellectual Property and of QAI's or the Affiliate's title thereto has not been questioned in any litigation, nor is any such litigation threatened; and (iii) to the knowledge of QAI and the Principals, the conduct of the Business, as now operated, does not conflict with any Intellectual Property or licenses of third parties. No infringement of any Intellectual Property right owned by QAI or the Affiliate is known to QAI or the Principals. There is no Intellectual Property, or rights to inventions, owned or held by any Principal or by any employee or officer of QAI or the Affiliate relating to the Business which has not been duly and effectively transferred to the Company.

                  5.20 PERMITS, LICENSES, ETC. QAI and the Affiliate have all permits, licenses, orders and approvals of Federal, state, local or foreign governmental or regulatory bodies that are required in order to permit QAI to carry on the Business as presently conducted. SCHEDULE 5.20 sets forth a correct and complete list of all such permits, licenses, orders and approvals, all of which are in full force and effect, and neither QAI nor the Principals has any knowledge or reason to know that any suspension or cancellation of any of them is threatened.

               5.21  INTEREST  IN  COMPETITORS,  ETC.  Except  as set  forth  on
SCHEDULE 5.21, neither QAI, the Affiliate, the Principals nor any officers or directors of QAI or the Affiliate, directly or indirectly, owns any interest in or controls or is an employee, officer, director or partner of, or participant in, or consultant to, any corporation, partnership, limited partnership, joint venture, association, or other entity which is a competitor, supplier, customer or landlord of the Company.

               5.22 CUSTOMERS. Neither QAI nor the Principals has any knowledge of any termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any customer or group of customers whose purchases, individually or in the aggregate, provide more than 5% of the gross revenues or net income of the Business.

               5.23 BOOKS AND RECORDS. The financial and corporate records, sales registers and ledgers, payroll registers, cost accounting records, customer and vendor lists and files, inspection reports and product liability records of QAI and the Affiliate have been kept in the normal course of business, and to the extent maintained are in all material respects correct.

               5.24 LABOR RELATIONS. Each of QAI and the Affiliate is in compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against QAI pending before the National Labor Relations Board or any State or local agency. There is no labor strike, dispute, grievance, controversy or other labor trouble pending or, to the knowledge of QAI, the Affiliate or the Principals threatened, affecting QAI or the Affiliate, nor does any basis therefore exist. No representation question exists respecting the employees of QAI or the Affiliate. There are no collective bargaining agreements binding upon QAI or the Affiliate or which restrict QAI or the Affiliate.

               5.25 EMPLOYEES. Neither QAI nor the Principals know, or have reason to know, that any employee of the Company is a party to any confidential information or other agreement that in any way adversely affects the performance of his or her duties as such an employee, or is a party to or threatened by any litigation which could affect the Company or the Business. Neither QAI nor the Affiliate has received notice of its violation of any of the civil rights of its employees, and QAI and the Affiliate are each in compliance with the regulations and guidelines of the Federal Equal Opportunity Employment Commission and comparable Mexican, State and local authorities. All accrued obligations of QAI and the Affiliate, as of the Closing, whether arising by operation of Law, by contract or by past custom, for payments by it to trusts or other funds or to any governmental agency, with respect to unemployment compensation, social security, pension, welfare benefits, dues or any other benefits for its employees, and all reasonably anticipated obligations of QAI and the Affiliate, whether arising by operation of Law, by contract or by past custom, for salaries, vacation and holiday pay, bonuses, welfare benefits and other forms of compensation or benefit accrued or payable to any employee of the Company as at the Closing will be timely paid before or at the Closing; and the Balance Sheet makes adequate provision for such obligations of QAI as of the Balance Sheet
Date. Schedule 5.25 sets forth a correct and complete list of the names of all persons whose aggregate annual compensation (including bonuses) from QAI and/or the Affiliate will equal or exceed $25,000 per annum at the present base salary rate for such person, together with a statement as to the full amount paid or payable to each such person (including the approximate bonus payments paid or to be paid to such person) for services rendered during the past year.

               5.26 WARRANTIES AND RETURNS. Schedule 5.26 sets forth a summary of all previous and present practices followed by the Company with respect to guarantees, warranties, servicing or repairs of any products manufactured or sold by it, whether or not such practices are verbal or in writing, or are deemed to be guarantees, or are deemed to be legally enforceable. Except as set forth in Schedule 5.26, there is not presently, nor has there been, any failure of any product or component part thereof sold by the Company or any of its predecessors such as to require, or which may require, a general replacement campaign with respect to such product or component part thereof, nor has there been any acceptance of returns of defective goods in excess of one percent of any product sold by the Company or any of its predecessors during either of the last two years. 5.27 Manufacturing by the Affiliate. All manufacturing done by the Affiliate is performed in a free trade zone. There are no duties, levies, taxes or other charges due and payable, or assessable, by reason of the exportation by QAI, on a temporary basis, to the Affiliate of parts and materials for assembly and manufacture, or by reason of the delivery by the Affiliate to QAI of finished products and/or sub-assemblies.

               5.28 INVESTMENT REPRESENTATIONS. Neither QAI, nor the Principals or any of their affiliates (as such term is defined in the Securities Act), directly or indirectly, have engaged, or shall engage, in any transaction with respect to the Common Stock prior to the Closing. Neither QAI nor the Principals have agreed to, or shall agree prior to the Closing to, sell, assign, transfer or otherwise dispose of any of the RTI Shares, including any of the Earn-Out Shares, or any interest therein, to any person except that QAI will transfer the RTI Shares to the Principals in connection with the liquidation of QAI. The RTI Shares shall be acquired by the Principals for investment for such Principals' own accounts, and not as a nominee or agent and not with a view to resale or distribution of any part thereof, and neither QAI nor the Principals have any present intention of selling, granting any participation in or otherwise distributing the RTI Shares or any interest therein, except as aforesaid. QAI and the Principals understand that none of the RTI Shares have been, or are intended to be, registered under the Securities Act, and that the Exchange provided for in this Agreement, and the issuance of the RTI Shares, will be exempt from registration under the Securities Act, pursuant to Section 4(2) thereof, and that RefTech's reliance on such exemption is based upon the representations of QAI and the Principals set forth herein. QAI and the Principals have reviewed RTI's recent periodic filings with the Securities and Exchange Commission and each of them has received all additional information that it considers necessary or appropriate for deciding whether to effect the Exchange.

               5.29 DISPOSITION OF SHARES. QAI and the Principals understand that the RTI Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and that, absent an effective registration covering the RTI Shares, the RTI Shares may be disposed of only pursuant to an applicable exemption from registration under the Securities Act. QAI and the Principals acknowledge that, pursuant to Rule 144 promulgated under the Securities Act, unless all the conditions of that rule are met (including among other requirements, the requirement that a minimum of two years elapse between the date of the acquisition of the RTI Shares and any resale of the RTI Shares), any resale of the RTI Shares in reliance on Rule 144 cannot be effected.

               5.30 OWNERSHIP OF THE AFFILIATE. The owners of all of the issued capital stock of the Affiliate are listed, with the amount of such ownership, on
Schedule 5.30. All of such capital stock has been validly issued, is fully paid and non-assessable, has no personal liability attaching to the ownership thereof, and is owned free and clear of all Liens. There are no outstanding warrants, options or other rights to acquire any capital stock of the Affiliate, and no such rights will be granted prior to the Closing. The owners of the capital stock of the Affiliate have the free and unencumbered right to liquidate the Affiliate, as well as the free and unencumbered right to transfer all legal, record and beneficial interest in and to all of the issued capital stock of the Affiliate.

               5.31 ORGANIZATION AND AUTHORITY OF THE AFFILIATE. The Affiliate is a corporation validly existing and in good standing under the laws of the Republic of Mexico, and has all requisite corporate power, authority, licenses, permits and franchises to own or lease and operate its properties and carry on its business as currently being conducted. The Affiliate operates as an in-bond manufacturing corporation, and the Affiliates's inventory and other tangible moveable assets have been temporarily imported into Mexico under the In-Bond Manufacturing Program of Mexico (commonly known as the "Maquiladora Program"). QAI has heretofore furnished RefTech with a copy of the Affiliate's Articles, as amended to date, a copy of which is annexed as Exhibit 5.31. The capitalization of the Affiliate consists of fifty ordinary shares, with a nominal value of one thousand pesos each, all of which have been duly issued and are outstanding, and all of which are permitted to be held by non-Mexican nationals.

               5.32 QUALIFICATION OF THE AFFILIATE TO DO BUSINESS, ETC. The Affiliate is duly licensed or qualified and in good standing as a corporation authorized to do business in each jurisdiction in which the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary. The Affiliate and its operations are not in violation of any Law or of any judgment, order, writ or decree. The Affiliate is not in breach or default of its Articles or any commitment, contract or other agreement or instrument to which the Affiliate is a party or by which any of the Affiliate's assets or properties is or may be bound.

               5.33 EFFECT OF THIS AGREEMENT ON THE AFFILIATE. The consummation of the transactions contemplated hereby and by the Affiliate Documents will not, with or without the giving of notice or the lapse of time, or both (i) violate any provision of Law, (ii) violate any judgment, order, writ or decree of any court applicable to the Affiliate, or (iii) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Affiliate pursuant to any corporate charter or by-law, or any commitment, contract or other agreement or instrument to which the Affiliate is a party or by which any of the Affiliate's assets or properties is or may be bound.

               5.34 AUTHORIZATION BY THE AFFILIATE AND ITS SHAREHOLDERS. The Affiliate and its shareholders have taken all necessary corporate action to authorize the execution, delivery and performance of the Affiliate Documents and the consummation of the transactions contemplated thereby. Each of the shareholders of the Affiliate is legally competent to enter into the Affiliate Documents. The Affiliate Documents have been duly and validly executed and delivered by the Affiliate and each of its shareholders, and constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other similar laws currently or hereafter in effect affecting the enforcement of creditors rights generally.

               5.35 CONSENTS REQUIRED BY THE AFFILIATE. No consent, authorization or approval of, or exemption by, any governmental or public body or authority, nor any consent of any third party, is required to be obtained by the Affiliate in connection with the performance of any of the transactions contemplated by this Agreement or the Affiliate Documents, or any of the instruments or agreements herein or therein referred to.

               5.36 BALANCE SHEET OF THE AFFILIATE. The balance sheet of the Affiliate, as of the Balance Sheet Date (the "Mexican Financial Statement"), a copy of which is annexed as Exhibit 5.36, makes full and adequate provision for all obligations and liabilities (fixed and contingent) of the Affiliate, as of the Balance Sheet Date, and the Affiliate had, as of the Balance Sheet Date, no obligations, liabilities or commitments (fixed or contingent) required to be reserved against on the Mexican Financial Statement or to be disclosed in any notes thereto, in accordance with United States generally accepted accounting principles, which are not so reserved against or disclosed, except for any such obligations or liabilities which are not material to the financial condition of the Affiliate, the Business, the assets of the Affiliate or any liabilities of the Affiliate which may be assumed by RefTech under the Affiliate Documents. The liabilities of the Affiliate as of the Balance Sheet Date, are as set forth on the Mexican Financial Statement and, since the Balance Sheet Date, the Affiliate has had no additional creditors and the amount of each of its liabilities has not materially increased.

               5.37 ASSETS OF THE AFFILIATE.
                    -----------------------

                    5.37.1 OWNERSHIP AND LIENS. The Affiliate has the ownership in fee and good and marketable title to the assets which are reflected on the Mexican Financial Statement (except to the extent that, subsequent to the Balance Sheet Date, such assets have been sold or otherwise disposed of in the ordinary course of the Business) and all other assets acquired by the Affiliate since the Balance Sheet Date, free and clear of all Liens, other than Liens for taxes not yet due and payable.

                    5.37.2 MACHINERY AND IMPROVEMENTS. The machinery and equipment included in the assets is in good operating condition, and such machinery and equipment, as well as all of the Affiliate's inventory, is located at the Mexican Factory. The fixed assets of the Affiliate, including those referred to in the Mexican Financial Statement, are all located on or at the Mexican Factory, which is leased by the Affiliate. The leases and other agreements or instruments under which the Affiliate holds, leases or is entitled to the use of any real or personal property are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid or payment has been duly waived or forgiven. No default or event of default exists (which has not been waived) and no event which with notice or lapse of time, or both, would constitute a default, has occurred and is continuing under the terms or provisions, express or implied, of any of such leases, agreements or other instruments or under the terms or provisions of any agreement to which any of such properties are subject.

                    5.37.3 RECEIVABLES AND INVENTORY. All accounts receivable of the Affiliate, whether included on the Mexican Financial Statement or arising after the Balance Sheet Date, are collectable in the amounts thereof, net of any allowance for doubtful accounts specified in the Mexican Financial Statement; and there are no defenses, offsets or counterclaims threatened or pending with respect to any of the accounts receivable. The inventory of the Affiliate included on the Mexican Financial Statement, or purchased after the Balance Sheet Date, and on hand at the Closing is and shall be of a quality, quantity and mix consistent with the Affiliate's past business practices, and is usable and saleable at a price at least equal to its book value in the ordinary course of the Affiliate's business within six months after the Closing.

                    5.38 OTHER INFORMATION. None of the information and documents which have been or may be furnished by the Company or the Principals or any of their respective representatives to RTI or RefTech, or any of their representatives, in connection with the transactions contemplated by this Agreement is or will be materially false or misleading or contains or will contain any material misstatement of fact or omits or will omit any material fact necessary to be stated in order to make the statements therein not misleading.

         VI.   REPRESENTATIONS AND WARRANTIES OF REFTECH
               -----------------------------------------

               RefTech makes the following representations and warranties to QAI and the Principals in order to induce QAI and the Principals to enter into and perform this Agreement:

               6.1 CORPORATE MATTERS. RefTech is a corporation validly existing in good standing under the laws of the State of Delaware, and has all requisite power, authority, licenses, permits and franchises to own or lease and operate its properties and carry on its business as currently being conducted. All of the issued and outstanding shares of capital stock of RefTech are owned by RTI.

               6.2 INFORMATION. RTI is a public company and the Common Stock is registered under the Exchange Act and traded on the Nasdaq SmallCap Market. RTI has filed all reports required to be filed by Section 13 of the Exchange Act during the past twelve months, and the information contained therein is correct and complete in all material respects.

               6.3 AUTHORIZATION. RTI and RefTech have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by RefTech and constitutes the valid and binding obligation of RefTech, enforceable in accordance with its terms, except as such enforcement may be limited by bank ruptcy, insolvency, moratorium or other similar laws currently or hereafter in effect affecting the enforcement of creditors rights generally.

               6.4 EFFECT OF AGREEMENT, ETC. The execution, delivery and performance of this Agreement by RefTech and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both (i) violate any provision of Law to which RefTech or RTI is subject, (ii) violate any judgment, order, writ or decree of any court applicable to RefTech or RTI, or (iii) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, any commitment, contract or other agreement or instrument to which RefTech or RTI is a party or by which any of their respective assets or properties is or may be bound.

               6.5 GOVERNMENT CONSENTS. No consent, authorization or approval of, or exemption by, any governmental or public body or authority, is required to be obtained by Reftech or RTI in connection with the execution, delivery and performance by RefTech of this Agreement or any of the instruments or agreements (other than the Affiliate Documents) herein referred to or the taking by RefTech or RTI of any action (other than in connection with the Affiliate Documents) herein contemplated.

               6.6 LITIGATION. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry, pending before any Federal, state, local, foreign or other court or governmental or administrative body or agency, or any private arbitration tribunal, or, to the knowledge of RefTech threatened against RefTech or RTI, relating to or affecting the transactions contemplated by this Agreement.

         VII.  CLOSING
               -------

               7.1 THE CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") is scheduled to take place at the offices of Warshaw Burstein Cohen Schlesinger & Kuh, LLP, 555 Fifth Avenue, New York, New York at 10:00 a.m. local time on February __, 1997, or at such other place or on such other date and time (i) as to which RefTech and QAI may agree, or (ii) three business days after the respective conditions to Closing have been or scheduled to be satisfied (the "Closing Date"). For accounting, tax and other purposes not inconsistent herewith, the Exchange shall be deemed effective as of the opening of business on the Closing Date.

               7.2 DELIVERIES BY QAI. At the Closing, QAI shall deliver the following to RefTech: (i) evidence, satisfactory to RefTech, that all corporate or other actions necessary to be taken by the Company and the Principals to authorize and approve the transactions contemplated herein have been duly taken;
(ii) all necessary deeds, conveyances, assurances, transfers, assignments and consents and any other documents, necessary or reasonably required to transfer effectively to RefTech good and marketable title to the Assets, free and clear of all Liens, including a duly executed Bill of Sale; (iii) a duly authorized and executed Certificate of Amendment to its Certificate of Incorporation, in form acceptable for filing with the Secretary of State of New Mexico, to change QAI's name to a name not similar to its present name nor incorporating either of the words "Quality" or "Air", and such other documents as may be appropriate to discontinue doing business under any assumed name used by the Company, as well as all other trade names utilized by the Company in the conduct of the Business;
(iv) an assignment of the Texas Warehouse lease, or a new lease for the Texas Warehouse, in form and substance satisfactory to RefTech; (v) either (A) a three-year triple net lease for the U.S. Factory at a rental equal to the lesser of (1) $6,500 per month, or (2) the payments due under the U.S. Small Business Administration Authorization and Loan Agreement, Loan No. GP- 453125 2005-EP, in form and substance satisfactory to RefTech, or (B) a one-year lease, terminable by RefTech on one month's notice, which provides that it is to be replaced by a triple-net lease as aforesaid, except that the term will be decreased by the period from the Closing Date until the date the replacement lease commences, and which further provides that, until such time, if any, as the replacement lease is entered into, the rental thereon will be equal to the cost of taxes and insurance thereon incurred by the lessor; (vi) an aged accounts receivable schedule (on a 30, 60 and 90 day basis) with respect to all accounts receivable in existence on the business day immediately preceding the Closing; (vii) a schedule of inventory (by location), separately identifying raw materials, work in process and finished goods, prepared as of the last calendar day of the month immediately preceding the month in which the Closing occurs; (viii) a schedule of open purchase orders and of open customer orders, prepared as of a date within three business days of the Closing; (ix) a schedule, satisfactory to RefTech, of the liabilities to be assumed by RefTech as provided for in Section 3.1; (x) a Certificate of Good Standing for QAI, dated no earlier than ten days prior to the Closing, issued by the Secretary of State of New Mexico, which also contains a listing of all charter documents on file with the Secretary of State; and (xi) such other and further documents and instruments as may reasonably requested by RefTech to effectuate the transactions contemplated hereby, including but not limited to duly executed stock powers sufficient in form to allow the transfer of the RTI Shares deposited pursuant to the Escrow Agreement, and the Certificate of the President of QAI as provided for in Section 8.1(iv).

               7.3 DELIVERIES BY REFTECH. At the Closing, RefTech shall deliver the following: (i) to QAI and the escrow agent identified in the Escrow Agreement, the Escrow Agreement and the RTI Shares required to be delivered at the Closing; and (ii) to QAI (a) appropriate evidence that all corporate or other actions necessary to be taken by RefTech and RTI to authorize and approve the transactions contemplated herein have been duly taken; (b) an appropriate instrument of assumption pursuant to which RefTech assumes certain QAI liabilities to the extent provided for in Section 3.1; (c) Certificates of Good Standing for each of RefTech and RTI, dated no earlier than ten days prior to the Closing, issued by the respective Secretaries of State in the states of their incorporation; and (d) such other and further documents and instruments as may be reasonably requested by QAI to effectuate the transactions contemplated herein, including but not limited to the Certificate of the President of RefTech as provided for in Section 8.2(vi).

         VIII. CONDITIONS TO THE CLOSING
               -------------------------

               8.1 CONDITIONS TO QAI'S OBLIGATION TO CLOSE. The obligation of QAI to close the transactions contemplated by this Agreement shall be subject to the following conditions, any one or more of which may be waived by QAI: (i) RefTech shall have delivered at the Closing all items provided in Section 7.3;
(ii) RefTech shall have entered into a lease for the Texas Warehouse and a lease for the U.S. Facility; (iii) RefTech shall have entered into a Credit Agreement with certain of the Principals whereby such Principals may borrow from RefTech, on a full- recourse basis, the sum of $240,000, (a) the principal amount of which shall be repayable over the Earn-Out Period in equal monthly installments, with interest payable monthly at one percent (1%) in excess of the prime rate as published in The Wall Street Journal, Eastern Edition, from time to time, except that upon the sale of the residence located at 113 Jeweled Mesa Drive, Santa Teresa, New Mexico the full amount of any net proceeds of sale received therefrom, directly or indirectly, by any of the Principals shall be immediately applied in reduction of such loan, and

(b) repayment of such loan shall be secured by a pledge of all of the QAI capital stock and all of the RTI Shares owned by such Principals; (iv) a Certificate of RefTech's President that all representations and warranties of RefTech contained in this Agreement are true and correct on the Closing as though made on the Closing, except as affected by the transactions contemplated by this Agreement and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date, and that RefTech has complied with all agreements and conditions contained in this Agreement to be complied with or observed by RefTech.

               8.2 CONDITIONS TO REFTECH'S OBLIGATION TO CLOSE. The obligation of RefTech to close the transactions subject to this Agreement shall be subject to the following conditions, any one or more of which may be waived by RefTech:
(i) QAI shall have  delivered at the Closing all items  provided in Section 7.2;
(ii) each of the Rick E. Bacchus, Rockney D. Bacchus and Ron Bacchus shall have duly executed and delivered an employment agreement with RefTech, in the form of
EXHIBIT 8.2A, EXHIBIT 8.2B and EXHIBIT 8.2C, respectively; (iii) QAI and the Principals shall have entered into the Escrow Agreement, and the stock powers required to be delivered by them pursuant thereto shall have been duly executed and delivered to the Escrow Agent; (iv) RefTech shall have entered into an agreement with Bacchus Industries, Inc. to purchase from Bacchus Industries, Inc. the rolling stock and other equipment listed on Schedule 5.11.3 and used by the Company in the Business at its then fair market value, all such rolling stock and other equipment to be delivered free and clear of all Liens and in good working condition and repair; (v) between the date of this Agreement and the Closing, there shall not have occurred (A) any casualty to any facility, property, equipment or inventory owned by the Company as a result of which either: (1) the monetary amount of damage or destruction aggregates ten percent or more of the aggregate book value shown on the Company's books of the entire facilities, property, equipment and inventory of the Company; or (2) the total monetary amount of damage or destruction is less than ten percent of such aggregate book value and such loss shall not be substantially covered by valid and existing insurance underwritten by responsible insurers; or (B) any condemnation, seizure, expropriation or liquidation by any governmental authority or any officer or instrumentality thereof of facilities, property, equipment or inventory owned by the Company; (vi) the closing shall have occurred under the Affiliate Documents, a copy of which is annexed as EXHIBIT 8.2D; and (vii) QAI shall have delivered a Certificate of QAI's President and of each of the Principals that all of their respective representations and warranties contained in this Agreement are true and correct on the Closing as though made on the Closing, except as affected by the transactions contemplated by this Agreement and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date, and that QAI has complied with all agreements and conditions contained in this Agreement to be complied with or observed by QAI. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for RefTech and RTI, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

               8.3 TITLE DEFECTS. In the event that there are any Liens on or defects in QAI's title to any of the Assets which are not expressly contemplated under this Agreement then RefTech may elect to either (i) cancel and terminate this Agreement, without liability hereunder to RefTech, or (ii) proceed with the Closing without waiving any of its rights to recover its actual damages as a result thereof.

         IX.   CONDUCT OF THE PARTIES.
               ----------------------

               9.1   AFFIRMATIVE   PRE-CLOSING   OBLIGATIONS   OF  QAI  AND  THE
PRINCIPALS. Between the date of this Agreement and the Closing, QAI and the Principals shall:

                    9.1.1 INFORMATION. Give RefTech, RTI and their counsel, accountants, consultants and other representatives, full access, during normal business hours, to all of the Company's management and administrative personnel, properties, books, accounts, tax returns, contracts, commitments and records; and furnish to RefTech and RTI all such information concerning the Business as RefTech or RTI reasonably may request; PROVIDED, HOWEVER, that RefTech and RTI shall, and shall use their best efforts to cause their representatives to (i) hold in strict confidence all data and information so obtained, and (ii) if the Closing does not occur, return to QAI, or destroy, all of such data as QAI may reasonably request.

                    9.1.2 CONDUCT OF BUSINESS. Operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operation and the provisions of this Agreement, use their best efforts to (i) preserve and keep intact the Company's present business organizations, (ii) keep available the services of its present employees, (iii) preserve the Company's present relationships with customers, suppliers and others having business dealings with them, and (iv) timely pay and discharge all of the Company's bills and monetary obligations and otherwise timely and properly perform all of the Company's obligations and commitments.

                    9.1.3 MAINTENANCE. Maintain all of the Company's (i) properties necessary for the conduct of the Business, whether owned or leased, in good repair, order and condition, reasonable wear and use excepted, (ii) books, accounts and records in the usual, regular and ordinary manner, at least on a basis consistent with prior periods, and (iii) insurance.

                    9.1.4 COMPLIANCE WITH LAW. Comply with all Law applicable to the Company and to the conduct of the Business.

                    9.1.5 MATERIAL CHANGES. Promptly notify RefTech upon the occurrence of any event which would make any of their representations and warranties herein contained incorrect, incomplete or misleading in any material respect (as if such representations and warranties were being remade as at such time).

                    9.1.6 APPROVALS, CONSENTS, ETC. Use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by any of them in order to effectuate the transactions contemplated hereby and deliver to RefTech copies of such approvals and consents in form and substance satisfactory to RefTech's counsel.

                    9.2 NEGATIVE COVENANTS PRE-CLOSING. Between the date of this Agreement and the Closing and except as contemplated by this Agreement, the Company shall not:

                    9.2.1 CORPORATE. Amend QAI's Certificate of Incorporation or By-Laws or the Affiliate's Articles, or merge or consolidate with, or sell all or any portion of its Assets or change the character of the Business, or take any action not in the ordinary course of the Business.

                    9.2.2 CHANGE IN COMPENSATION OR BENEFITS. Increase the compensation payable or to become payable to any employee or agent; pay or make any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement except in the ordinary course of the administration of existing welfare, pension or retirement plans or arrangements; or enter into any employment agreement (except that the Affiliate may enter into such employment agreement, upon prior notice to RefTech, to the extent required by Mexican Law), sales agency or other contract or arrangement with respect to the performance of personal services.

                    9.2.3 COMMITMENTS. Make any commitments to employees or any other third party which will or may become effective upon or after consummation of the transactions contemplated by this Agreement.

                    9.2.4 AMENDMENT OF CONTRACTUAL ARRANGEMENTS. Modify or change any existing right, concession, license, lease, contract, commitment or agreement affecting any asset to be sold hereunder, or sell or otherwise dispose of any right or privilege relating to any such asset except in the ordinary course of business and except as and to the extent contemplated herein.

                    9.2.5 COMPLIANCE WITH CLOSING CONDITIONS. Enter into any transaction, take any action or by inaction permit any event to occur, which would result in any of the representations and warranties of the Company and the Principals herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

               9.3 POST CLOSING MANAGEMENT OF REFTECH. During the Earn-Out Period, Rick E. Bacchus, Rockney D. Bacchus and Ron Bacchus, as a group, shall have the non-assignable right to nominate three of the seven directors constituting RTI's Board of Directors. RTI covenants and agrees that, subject to its fiduciary duties, as the sole stockholder of RefTech, it will encourage the directors of RefTech to elect Rick E. Bacchus as its President, and to elect a chief financial officer who shall be recommended by Theo W. Muller as long as he is the chief executive officer of RTI.

               9.4 REORGANIZATION TREATMENT. RefTech and QAI shall take all actions necessary to cause the Exchange and the other transactions contemplated by this Agreement to be treated for tax purposes as a reorganization under Code
Section 368(a)(1)(C), including all actions necessary to comply with the "continuity of business enterprise" and "continuity of interest" requirements with respect thereto.

         X.    INDEMNIFICATION
               ---------------

               10.1 BY QAI AND THE PRINCIPALS. After the Closing, QAI and the Principals agree to jointly and severally indemnify and hold RefTech and RTI harmless against and in respect of any and all loss, liability or damage incurred or sustained by RefTech or RTI in connection with any breach by (i) the Company or the Principals of any provision of this Agreement, including, without limitation, any breach of any representations, warranties and covenants made by any of them herein, and (ii) by the Affiliate or any of its stockholders of any provision of the Affiliate Documents, including, without limitation, any breach of any representations, warranties and covenants made by any of them therein, in each case including, subject to the provisions of Section 10.3, all reasonable costs and expenses (including reasonable attorneys' fees) incurred by RefTech and RTI in connection with any action, suit, proceeding, demand, assessment or judgment incident to any such matter.

               10.2 BY REFTECH. After the Closing, RefTech agrees to indemnify and hold QAI and the Principals harmless against and in respect of any and all loss, liability or damage incurred or sustained by QAI in connection with any breach by RefTech of any provision of this Agreement, including, without limitation, any breach of any representations, warranties and covenants made by RefTech herein, including, subject to the provisions of Section 10.3, all reasonable costs and expenses (including reasonable attorneys' fees) incurred by QAI or the Principals in connection with any action, suit, proceeding, demand, assessment or judgment incident to any such matter.

               10.3  NOTICES,   DEFENSE,   ETC.  Promptly  upon  receipt  by  an
indemnified party of notice of any claim or the commencement of any action for which indemnity may be sought hereunder, the indemnified party (i) if RefTech or RTI, shall notify Rick E. Bacchus or his nominee, and (ii) if QAI or the Principals, shall notify RTI, in writing of the claim or the commencement of such action, attaching to such notice a copy of the claim or judicial pleading received. The indemnifying party shall be entitled to participate in the defense of any such claim or action that may be brought against an indemnified party, and may elect, by notice to the indemnified party within a reasonable time following notification by the indemnified party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party, and to settle and compromise any such claim or action; provided, however, that if the indemnified party has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the indemnified party's sole reasonable judgment, it is advisable for the indemnified party to be represented by separate counsel due to a conflict of interest and, in that event, the reasonable fees and expenses of such separate counsel shall thereafter be paid by the indemnifying party. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action.

               10.4 RECOURSE AGAINST QAI AND THE PRINCIPALS. In the event that RefTech or RTI shall be entitled to indemnification as provided in this Article, upon the determination thereof it shall give Rick E. Bacchus or his nominee notice thereof. Unless RefTech shall have received payment in the full amount of the indemnified claim within thirty days of its giving such notice, it shall give notice to the Escrow Agent that it is entitled to indemnification, in which event the Escrow Agent shall cause to be redelivered to RefTech or to RTI, out of the RTI Shares held in escrow pursuant to the Escrow Agreement, such number of RTI shares as when multiplied by their market value per share, as herein determined, equals the amount of the unreimbursed indemnified claim. For the purposes of this Section, "market value" means the average closing price of the Common Stock as quoted on NASDAQ or any national securities exchange on which the Common Stock may then be traded during the thirty day period immediately prior to delivery of such notice to the Escrow Agent, and if at such time the Common Stock is not so traded then at the most recent ask price as quoted by the National Quotation Bureau, Inc. (or any successor organization performing a similar reporting function). If the RTI Shares held by the Escrow Agent shall be insufficient to reimburse RefTech in full, QAI and the Principals shall be jointly and severally responsible for the balance.

         XI.   TERMINATION
               -----------

               11.1 TERMINATION. This Agreement and the transactions contemplated herein may be terminated at or prior to the Closing (i) by mutual consent of RefTech and QAI, or (ii) by RefTech pursuant to notice delivered at or prior to the Closing if the Company or the Principals fail in any material respect to satisfy all of the conditions to the Closing to be satisfied by them.

         XII.  Miscellaneous
               -------------

               12.1 FURTHER ASSURANCES. The parties shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

               12.2  FINDERS'  FEES.  Each of the  parties  (i)  represents  and warrants that, except as set forth on Schedule 12.2, it has not taken and shall not take any action which would cause the other parties to have any obligation or liability to any person for finders' fees, brokerage fees, agents' commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and
(ii) agrees to indemnify and hold the other parties harmless for any loss, liability, cost or expense (including, without limitation, legal expenses) arising out of the breach or inaccuracy of the foregoing representation and warranty.

               12.3 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, the parties shall pay the fees and expenses of their respective counsel, accountants and other experts, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby; provided, however, that if this Agreement is terminated because of any party's breach of this Agreement, such party shall remain liable in damages to the other party to this Agreement.

               12.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party or parties hereto.

               12.5 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach of any term or provision thereof shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon the award rendered by the Arbitrator or Arbitrators may be entered in any Court having jurisdiction. In the event that the parties to the controversy or claim can not agree on the location of the arbitration, the arbitration shall be conducted in New York City, New York.

               12.6 SPECIFIC PERFORMANCE. QAI and the Principals acknowledge that (i) the Assets and Business to be transferred to RefTech pursuant to this Agreement are unique, (ii) RefTech will not have any adequate remedy at law if QAI and the Principals fail to perform any of their respective obligations hereunder, and (iii) RefTech shall have the right, in addition to any other rights it may have, to specific enforcement of this Agreement if QAI and the Principals fail to perform any of their respective obligations hereunder.

               12.7 NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (i) when actually received or when receipt is refused, or (ii) five days after being mailed by United States first class, registered or certified mail, return receipt requested, postage prepaid, addressed to the party at the following addresses or to such other address as any party shall hereafter specify by notice to the other parties:

        a.  If to RefTech, to:    RTI Inc.
                                  c/o Mr. Theo W. Muller
                                  20 Peach Hill Road
                                  Darien, Connecticut 06820

            with a copy to:       Warshaw Burstein Cohen Schlesinger & Kuh, LLP
                                  555 Fifth Avenue
                                  New York, New York 10017
                                  Attention:  Arthur A. Katz, Esq.

        b.  If to QAI or the
               Principals, to:    Rick E. Bacchus
                                  Quality Air, Inc.
                                  301 Antone Street
                                  Sunland Park, New Mexico 88063

Notice of change of address shall be effective only upon actual receipt.

               12.8 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules annexed hereto, constitutes the entire agreement among the parties and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof.

               12.9 BINDING EFFECT; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall (i) confer on any person other than the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties partners or participants in a joint venture.

               12.10 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party may, by an instrument in writing, waive performance or compliance by any other party with respect to any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

               12.11 ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of all of the other parties.

               12.12 SECTION AND OTHER HEADINGS. The Article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

               12.13 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

               12.14 SEPARABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

               12.15 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly therein.

               12.16 ATTORNEYS' FEES. In any proceedings relating to this Agreement, including a proceeding with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees and expenses.

               12.17 PUBLIC INFORMATION. Neither the Company nor the Principals shall issue any press release or other public document or make any public statement relating to, connected with or arising out of this Agreement or the transactions contemplated hereunder without first obtaining the prior written approval of RTI.

               IN WITNESS WHEREOF, QAI and RefTech have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized and each of the Principals have executed this Agreement as of the date first above written.

QUALITY AIR, INC.                           REFRIGERATION TECHNOLOGY INC.


By:/s/ Rick E. Bacchus                      By:/s/ Theo W. Muller
   ----------------------                      -----------------------
       Rick E. Bacchus                             Theo W. Muller
       President                                   Sole Director


  /s/  Rick E. Bacchus                         /s/  Margie J. Bacchus
  -----------------------                      -----------------------
       Rick E. Bacchus                              Margie J. Bacchus


  /s/  Rockney D. Bacchus                      /s/   Philis Bacchus
 ------------------------                      -----------------------
       Rockney D. Bacchus                            Philis Bacchus


  /s/  Ron Bacchus                             /s/    Opal Simmons
-------------------------                      -----------------------
       Ron Bacchus                                    Opal Simmons


Agreed to with respect to Section 9.3 only.

RTI INC.


By: /s/ Theo W. Muller,
   ------------------------------
        Theo W. Muller, President